Exhibit (d.4)

Schedule A

to the

Investment Advisory Agreement dated June 16, 2010

between

iShares MSCI Russia Capped Index Fund, Inc.

and

BlackRock Fund Advisors

Advisory Fee for Category II Funds:

0.74% per annum of the aggregate net assets of the Category II Funds less than or equal to $2.0 billion plus 0.69% per annum of the aggregate net assets of the Category II Funds over $2.0 billion, up to and including $4.0 billion plus 0.64% per annum of the aggregate net assets of the Category II Funds over $4.0 billion, up to and including $8.0 billion plus 0.57% per annum of the aggregate net assets of the Category II Funds over $8.0 billion, up to and including $16.0 billion plus 0.51% per annum of the aggregate net assets of the Category II Funds over $16.0 billion, up to and including $32.0 billion plus 0.45% per annum of the aggregate net assets of the Category II Funds in excess of $32.0 billion

Category II Funds:

iShares MSCI All Peru Capped Index Fund*

iShares MSCI Brazil Index Fund**

iShares MSCI Brazil Small Cap Index Fund*

iShares MSCI Chile Investable Market Index Fund **

iShares MSCI China Index Fund*

iShares MSCI China Small Cap Index Fund*

iShares MSCI Indonesia Investable Market Index Fund*

iShares MSCI Israel Capped Investable Market Index Fund**

iShares MSCI Philippines Investable Market Index Fund*

iShares MSCI Poland Investable Market Index Fund*

iShares MSCI Russia Capped Index Fund

iShares MSCI South Africa Index Fund**

iShares MSCI South Korea Index Fund**

iShares MSCI Taiwan Index Fund**

iShares MSCI Thailand Investable Market Index Fund**

iShares MSCI Turkey Investable Market Index Fund**

*	This Fund is a fund of iShares Trust.
**	This Fund is a fund of iShares, Inc.

Amended and Approved by the Board of Directors of iShares MSCI Russia Capped Index Fund, Inc. on June 22-23, 2011.